Exhibit 10.49
FAIR ISAAC CORPORATION
Terms and Conditions of Restricted Stock Units Agreement
          These are the terms and conditions applicable to the restricted stock units (the “Award”) granted by Fair Isaac Corporation, a Delaware corporation (“Fair Isaac”), to you, the participant, listed on the Notice of Grant of Award attached hereto as the cover page (the “Cover Page”), effective as of the date specified on the Cover Page. The Cover Page together with these Terms and Conditions of Restricted Stock Units Agreement constitute the Restricted Stock Units Agreement (the “Agreement”). The Award is granted pursuant to the terms of Fair Isaac’s 1992 Long-term Incentive Plan (the “Plan”).

Vesting Schedule	The shares subject to the Award (the “Shares”) will vest on the vesting dates specified on the Cover Page. In addition, the Shares will vest in full in the event that:
• your employment with Fair Isaac (or any subsidiary) terminates by reason of death or Disability, or
• any written employment agreement between you and Fair Isaac provides for acceleration of this Award upon a change in control of Fair Isaac or upon any other specified event or combination of events.
Issuance Schedule	The Shares in which you vest in accordance with the vesting schedule specified on the Cover Page will be issued as soon as practicable following the vesting date. The issuance of the Shares will be subject to the collection of the applicable Withholding Taxes. In no event will any fractional shares be issued.
Cessation of Service	Should you cease employment with Fair Isaac (or any subsidiary) for any reason (other than death or Disability) prior to vesting in one or more Shares, then except to the extent otherwise provided in any written agreement between you and Fair Isaac, the Award will be immediately forfeited with respect to those unvested Shares, and the number of restricted stock units will be reduced accordingly. You will thereupon cease to have any right or entitlement to receive any Shares under those forfeited units.
Leaves of Absence	For purposes of this Award, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by Fair Isaac in writing.
Unless you return to active work upon termination of your approved leave, your service will be treated as terminating on the later of 90 days after you went on leave or the date that your right to return to active work is guaranteed by law or by a contract. Fair Isaac will determine which leaves count for this purpose.
Collection of Withholding Taxes	Until such time as Fair Isaac provides you with notice to the contrary, Fair Isaac will collect the Withholding Taxes required to be withheld with respect to the issuance of the vested Shares hereunder through an automatic Share withholding procedure (the “Share Withholding Method”). Under such procedure, Fair Isaac will withhold, at the time of such issuance, a portion of the Shares with a Fair Market Value (measured as of the issuance date) sufficient to cover the amount of such taxes; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy Fair Isaac’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income. Fair Isaac will notify you in writing in the event the Share Withholding Method is no longer available.

Should any Shares be issued at a time when the Share Withholding Method is not available, then the Withholding Taxes required to be withheld with respect to such Shares will be collected from you through one of the following alternatives:
• delivery of your authorization to E*Trade to transfer to Fair Isaac from your account at E*Trade the amount of such Withholding Taxes,

•     the use of the proceeds from a next-day sale of the Shares issued to you, provided and only if (i) such a sale is permissible under Fair Isaac’s trading policies governing the sale of Common Stock, (ii) you make an irrevocable commitment, on or before the vesting date for those Shares, to effect such sale of the Shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002, or

• any other method permitted by Fair Isaac.
Limited Transferability	Prior to actual receipt of the Shares which vest hereunder, you may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of your death may be transferred pursuant to the provisions of your will or the laws of inheritance or to a beneficiary designated by you pursuant to a written designation filed with Fair Isaac on the proper form.
Stockholder Rights	You will not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until you become the record holder of those Shares following their actual issuance upon Fair Isaac’s collection of the applicable Withholding Taxes.
Adjustment in Shares	In the event of any adjustments to the Common Stock as described in Section 10.1 of the Plan, appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award as the Committee shall deem appropriate.
Compliance with Laws and Regulations	The issuance of shares of Common Stock pursuant to the Award will be subject to compliance by Fair Isaac and you with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance
Notices	Any notice required to be given or delivered to Fair Isaac under the terms of this Agreement will be delivered by e-mail to stockadministration@fairisaac.com. Any notice required to be given or delivered to you will be delivered by e-mail to your e-mail address at Fair Isaac. All notices will be deemed effective upon electronic delivery.
Successors and Assigns	Except to the extent otherwise provided in this Agreement, the provisions of this Agreement will inure to the benefit of, and be binding upon, Fair Isaac and its successors and assigns and you, your assigns, the legal representatives, heirs and legatees of your estate and any beneficiaries of the Award designated by you.
Construction	This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. If there is any discrepancy between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement will be conclusive and binding on all persons having an interest in the Award.
Other Agreements	This Agreement, the Plan and any written agreement between you and Fair Isaac (or any subsidiaries) providing for acceleration of awards granted to you by Fair Isaac upon a change in control of Fair Isaac constitute the entire understanding between you and Fair Isaac regarding this Award. Any other prior agreements, commitments or negotiations concerning this Award are superseded. This

Agreement may be amended only in writing.
Governing Law	The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.
Employment At Will	Nothing in this Agreement or in the Plan will confer upon you any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of Fair Isaac (or any subsidiary) or your rights, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason, with or without cause, subject to applicable law and the terms of any written employment agreement signed by you and Fair Isaac (or any subsidiary).
Further Instruments	The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.
Electronic Delivery	Fair Isaac may deliver any documents related to the Award, the Plan or future awards that may be granted under the Plan by electronic means. Such means of electronic delivery include, but do not necessarily include, the delivery of a link to a Fair Isaac intranet or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other means of electronic delivery specified by Fair Isaac. You hereby acknowledge that you have read this provision and consent to the electronic delivery of the documents. You acknowledge that you may receive from Fair Isaac a paper copy of any documents delivered electronically at no cost to you by contacting Fair Isaac. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide Fair Isaac with a paper copy of any documents if the attempted electronic delivery of such documents fails.
Definitions	“Committee” means the committee acting as administrator of the Plan.
“Common Stock” means shares of Fair Isaac’s common stock.
“Disability” means your inability to engage in any substantial gainful activity by reason of a medically determinable, physical or mental impairment which can be expected to result in death or which has lasted (or can be expected to last) for a continuous period of not less than 12 months.
“Fair Market Value” per share of Common Stock on any relevant date means the closing price per share of Common Stock on the New York Stock Exchange on such date as determined by the Committee. If there is no closing selling price for the Common Stock on the relevant date, then Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
“Withholding Taxes” means (i) the employee portion of the federal, state and local employment taxes required to be withheld by Fair Isaac in connection with the vesting of the shares of Common Stock under the Award and (ii) the federal, state and local income taxes required to be withheld by Fair Isaac in connection with the issuance of those vested shares.
By accepting this Award in the manner prescribed by Fair Isaac, you agree to all the terms and conditions described in the Agreement and in the Plan.